Exhibit 2
JOINT FILING AGREEMENT
WHEREAS, this will confirm the agreement by and between the undersigned (collectively, the “Reporting Persons”) that Schedule 13D filed on or about this date, and any further amendments thereto, pursuant to Regulation 13D-G under the Securities Exchange Act of 1934, as amended, is being filed on behalf of each of the undersigned in accordance with Rule 13d-1(k)(1); and
WHEREAS, the Reporting Persons prefer to make joint filings on behalf of all Reporting Persons rather than individual filings on behalf of each of the Reporting Persons;
NOW, THEREFORE, the undersigned hereby agree as follows with each of the other Reporting Persons:
1. Each of the Reporting Persons is individually eligible to make joint filings.
2. Each of the Reporting Persons is responsible for timely making joint filings and any amendments thereto.
3. Each of the Reporting Persons is responsible for the completeness and accuracy of the information concerning such person contained in joint filings.
4. None of the Reporting Persons is responsible for the completeness or accuracy of the information concerning the other Reporting Persons contained in joint filings, unless such person knows or has reason to believe that such information is inaccurate.
5. The undersigned agree that each joint filing made on or after the date hereof will be, and any amendment thereto will be, made on behalf of each of the Reporting Persons.

Dated: March 22, 2010	SHORT VINCENT PARTNERS II, L.P.
	By:	CapitalWorks SVP II LLC

	By:	/s/ Robert G. McCreary, III
		Name:	Robert G. McCreary, III
		Title:	Chairman

Dated: March 22, 2010	/s/ Richard R. Hollington III
Richard R. Hollington III